Exhibit 99
PFIZER REPORTS FIRST-QUARTER 2022 RESULTS
▪First-Quarter 2022 Revenues of $25.7 Billion, Reflecting 82% Operational Growth; Excluding Contributions from Comirnaty(1) and Paxlovid, Revenues Increased 2% Operationally
▪First-Quarter 2022 Reported Diluted EPS(2) of $1.37 and Adjusted Diluted EPS(3) of $1.62
–Both Reported(2) and Adjusted(3) Diluted EPS Include a $0.05 Negative Impact for Acquired In-Process R&D Expenses(4), Which Prior to First-Quarter 2022 Had Largely Been Excluded From Adjusted(3) Results
▪Reaffirms Full-Year 2022 Financial Guidance(4) for Revenues of $98.0 to $102.0 Billion, Which Includes Operational Increases Offset by Approximately $2 Billion of Negative Foreign Exchange Impacts
–Reaffirms 2022 Revenue Guidance for Comirnaty(1) of Approximately $32 Billion, Despite a ~$1 Billion Unfavorable Impact from Foreign Exchange
–Reaffirms 2022 Revenue Guidance for Paxlovid of Approximately $22 Billion, Despite a ~$0.5 Billion Unfavorable Impact from Foreign Exchange
▪Full-Year 2022 Financial Guidance(4) for Adjusted Diluted EPS(3) Revised to a Range of $6.25 to $6.45 Solely to Reflect an $0.11 Negative Impact for an Accounting Policy Change to Include All Acquired In-Process R&D Expenses(4) in Adjusted(3) Results
–Operational Increases Offset the Additional Negative Impact of $0.11 Due to Unfavorable Foreign Exchange
▪Provides Updates and New Data for Select Clinical Programs Related to COVID-19, Inflammation & Immunology, Vaccines, Oncology and Rare Disease on Analyst Conference Call
NEW YORK, NY, Tuesday, May 3, 2022 – Pfizer Inc. (NYSE: PFE) reported strong financial results for first-quarter 2022 and updated certain components of 2022 financial guidance(4). Pfizer reaffirmed its previous 2022 revenue guidance, including its guidance for Comirnaty(1), the Pfizer-BioNTech SE (BioNTech) COVID-19 vaccine, and for Paxlovid, its oral COVID-19 treatment, despite unfavorable impacts from foreign exchange.
The first-quarter 2022 earnings presentation and accompanying prepared remarks from management as well as the quarterly update to Pfizer’s R&D pipeline can be found on the Pfizer website.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and Chief Executive Officer, stated: “I am very proud of our performance this quarter, both from a financial perspective and from the standpoint of trying to be a force for good in the world. We continue to supply the world with Comirnaty, which remains a critical tool for helping patients and societies avoid the worst impacts of the COVID-19 pandemic, and we are on track to fulfill our commitment to deliver at least 2 billion doses to low- and middle-income countries in 2021 and 2022, including at least 1 billion doses this year. In addition, we are delivering on our production commitments for Paxlovid, which is already having a profound impact on the lives of patients. In response to the devastating war in Ukraine, and as a company that is dedicated to promoting human health, we have chosen to continue to supply the people of Russia with the medications they need, and are donating all profits from our Russian subsidiary to humanitarian efforts in Ukraine. We will continue to do all we can to support the health of all people, which is in line with our purpose: Breakthroughs that change patients’ lives.”
Frank D’Amelio, Chief Financial Officer and Executive Vice President, stated: “I am pleased to report another solid quarter for the company, highlighted by 82% operational revenue growth overall and 2% operational growth excluding Comirnaty and Paxlovid. Operational growth this quarter excluding these COVID-19 products would have been 5% if not for a 2% negative impact from losses of patent exclusivity for certain products and a 1% negative impact from fewer selling days this quarter compared to the prior-year quarter. We also entered the open market to repurchase shares of our stock for the first time since 2019. We will continue to thoughtfully deploy our capital in a variety of shareholder-friendly ways with the goal of maximizing the value we provide to all of our stakeholders, including patients and shareholders.”
Results for the first quarter of 2022 and 2021(5) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	First-Quarter
	2022	2021	Change
Revenues	$ 25,661	$ 14,516	77%
Reported Net Income(2)	7,864	4,877	61%
Reported Diluted EPS(2)	1.37	0.86	59%
Adjusted Income(3)	9,338	5,351	74%
Adjusted Diluted EPS(3)	1.62	0.95	72%

REVENUES

($ in millions)	First-Quarter
	2022	2021	% Change
			Total	Oper.
Pfizer Biopharmaceuticals Group (Biopharma)	$ 25,323	$ 14,125	79%	85%
Vaccines	14,941	4,894	*	*
Hospital	3,191	1,886	69%	72%
Oncology	2,967	2,862	4%	6%
Internal Medicine	2,440	2,594	(6%)	(3%)
Rare Disease	963	824	17%	23%
Inflammation & Immunology	821	1,065	(23%)	(20%)
Pfizer CentreOne	$ 338	$ 391	(13%)	(11%)
TOTAL REVENUES	$ 25,661	$ 14,516	77%	82%

* Indicates calculation not meaningful.

Beginning in the first quarter of 2022, Adjusted(3) financial measures include expenses for all acquired in-process research and development (IPR&D) costs incurred in connection with upfront and milestone payments on collaboration and in-license agreements, including premiums on equity securities, as well as asset acquisitions of acquired IPR&D. Previously, certain of these items were excluded from Adjusted(3) results. The change to include all acquired IPR&D expenses negatively impacted Adjusted(3) diluted EPS by $0.05 in first-quarter 2022 and had no impact on Adjusted(3) diluted EPS in first-quarter 2021. In connection with this change, acquired IPR&D expenses are now reported as a separate income statement line item and will equally impact both Reported(2) and Adjusted(3) results. These costs were previously recorded within the R&D expenses line item. Prior period amounts have been revised to conform to the current period presentation.
Also in the first quarter of 2022, Pfizer implemented a change in policy to exclude all amortization of intangibles from Adjusted(3) income, which favorably impacted Adjusted(3) diluted EPS by $0.01 in first-quarter 2022 and by $0.02 in first-quarter 2021. Prior period amounts have been revised to conform to the current period presentation.
Business development activities completed in 2021 and 2022(5) impacted financial results in the periods presented(6). Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(7).
2022 FINANCIAL GUIDANCE(4)
Pfizer’s 2022 financial guidance is presented below. This guidance includes management’s expectations for contributions from the entire company, including Comirnaty(1) and Paxlovid. It also includes for the first time a new line item for acquired IPR&D expenses which, beginning in first-quarter 2022, are fully included within Adjusted(3) results for all periods presented.

Revenues	$98.0 to $102.0 billion
Adjusted(3) Cost of Sales as a Percentage of Revenues	32.0% to 34.0%
(previously 32.2% to 34.2%)
Adjusted(3) SI&A Expenses	$12.5 to $13.5 billion
Adjusted(3) R&D Expenses	$11.0 to $12.0 billion
(previously $10.5 to $11.5 billion)
Acquired IPR&D Expenses(4)	Approximately $0.9 billion
(approximately $0.1 billion of which was previously included in Adjusted(3) R&D Expenses guidance)
Adjusted(3) Other (Income)/Deductions	Approximately $1.9 billion of income
(previously approximately $1.8 billion of income)
Effective Tax Rate on Adjusted(3) Income	Approximately 16.0%
Adjusted Diluted EPS(3)	$6.25 to $6.45
(previously $6.35 to $6.55)

The guidance range for revenues remains unchanged and represents 27% operational growth from 2021 revenues at the midpoint. In addition, this guidance includes the following reaffirmed assumptions for Pfizer’s COVID-19-related products:
▪Comirnaty(1) revenues of approximately $32 billion, which reflects anticipated operational increases offset by an unfavorable impact from foreign exchange of approximately $1 billion. This guidance includes doses expected to be delivered in fiscal 2022(5) under contracts signed as of mid-April 2022.
▪Paxlovid revenues of approximately $22 billion, which reflects anticipated operational increases offset by an unfavorable impact from foreign exchange of approximately $0.5 billion. This guidance includes treatment courses expected to be delivered in fiscal 2022(5), primarily relating to supply contracts signed or committed as of mid-April 2022.
Guidance for Adjusted(3) R&D expenses is being increased as a result of planned incremental investments in COVID-19-related vaccine and anti-viral life-cycle management programs as well as various other projects. In addition, a new line item has been added to financial guidance for acquired IPR&D expenses, which will now be fully included within Adjusted(3) results.
The midpoint of the guidance range for Adjusted diluted EPS(3) reflects a 61% operational increase over the 2021 Adjusted diluted EPS(3) of $4.06, which has been revised from its original presentation to exclude all amortization of intangibles and to include the impact of all acquired IPR&D expenses.
The following table illustrates the main drivers of updates to financial guidance for revenues and Adjusted diluted EPS(3) since the previous guidance update on February 8, 2022:

	Previous Guidance (as of Feb. 8, 2022)	Operational Increases	Impact of Changes in Foreign Exchange Rates	Impact of Incremental Acquired IPR&D(4)	Current Guidance (as of May 3, 2022)
Revenues	$98.0 to $102.0 billion	~$2 billion	(~$2 billion)	—	$98.0 to $102.0 billion
Adjusted Diluted EPS(3)	$6.35 - $6.55	~$0.10	(~$0.11)	(~$0.11)	$6.25 - $6.45

Financial guidance for Adjusted diluted EPS(3) is calculated using approximately 5.75 billion weighted average shares outstanding, and assumes no additional share repurchases in 2022. The expected increase in weighted average shares outstanding compared to 2021 of approximately 50 million shares has an unfavorable impact on 2022 Adjusted diluted EPS(3) of $0.04 at the midpoint of the guidance range.
CAPITAL ALLOCATION
▪During the first three months of 2022, Pfizer returned $4.2 billion directly to shareholders through a combination of:
▪$2.2 billion of cash dividends, or $0.40 per share of common stock, and
▪$2.0 billion, which was used to repurchase 39.1 million shares on the open market in March 2022, at an average cost of $51.10 per share.
▪As of May 3, 2022, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any additional share repurchases in 2022.
▪First-quarter 2022 diluted weighted-average shares outstanding used to calculate Reported(2) and Adjusted(3) diluted EPS was 5,758 million shares, an increase of 96 million shares, primarily due to shares issued for employee compensation programs, partially offset by the weighted average impact of shares repurchased in the period, which resulted in a $0.02 reduction to Reported(2) and a $0.03 reduction to Adjusted(3) diluted EPS compared to the prior-year quarter.
QUARTERLY FINANCIAL HIGHLIGHTS (First-Quarter 2022 vs. First-Quarter 2021)
First-quarter 2022 revenues totaled $25.7 billion, an increase of $11.1 billion, or 77%, compared to the prior-year quarter, reflecting operational growth of $11.9 billion, or 82%, as well as an unfavorable impact of foreign exchange of $778 million, or 5%.
Compared to the prior-year quarter, first-quarter 2022 revenue growth was unfavorably impacted by approximately $200 million as a result of having one fewer selling day in the U.S. and one fewer selling day in international markets. This unfavorable impact is expected to reverse in the fourth quarter of 2022.

First-quarter 2022 operational growth was primarily driven by:
▪Comirnaty(1) globally, which grew $10.2 billion operationally to $13.2 billion in direct sales and alliance revenues, driven by global uptake including pediatric and booster doses, following a growing number of regulatory approvals and temporary authorizations;
▪Paxlovid, which contributed $1.5 billion in global sales, driven by the U.S. launch in December 2021 and international launches in late 2021 and early 2022 following regulatory approvals or temporary authorizations;
▪Prevnar family (Prevnar/Prevenar 13 & 20) in the U.S., up 59%, driven by strong retail and wholesaler stocking of Prevnar 20 for the adult indication and favorable timing of government purchases of Prevnar 13 for the pediatric indication;
▪Eliquis globally, up 12% operationally, driven primarily by continued oral anti-coagulant adoption and market share gains in non-valvular atrial fibrillation, partially offset by the non-recurrence of an $80 million favorable adjustment related to the Medicare “coverage gap” provision recorded in first-quarter 2021;
▪Vyndaqel/Vyndamax globally, up 41% operationally, primarily driven by continued strong uptake of the transthyretin amyloid cardiomyopathy indication in developed Europe, the U.S. and Japan;
▪Oncology biosimilars, which grew 35% operationally to $464 million, primarily driven by strong U.S. growth of Zirabev (bevacizumab-bvzr), Ruxience (rituximab-pvvr) and Retacrit (epoetin alfa-epbx); and
▪Ibrance outside the U.S., up 12% operationally, driven by accelerating demand as the delays in diagnosis and treatment initiations caused by the COVID-19 pandemic show signs of recovery across several international markets, partially offset primarily by lower revenues for:
▪Chantix globally, down 99% operationally, which continues to be negatively impacted by a global pause in shipments of Chantix due to the presence of N-nitroso-varenicline above an acceptable level of intake set by various global regulators, the ultimate timing for resolution of which may vary by country;
▪Xeljanz globally, down 29% operationally, driven primarily by decreased prescription volumes globally resulting from ongoing shifts in prescribing patterns related to Janus kinase (JAK) class label changes and, to a lesser extent, unfavorable wholesaler inventory buying patterns and declines in net price in the U.S. due to unfavorable changes in channel mix; and
▪Ibrance in the U.S., down 5%, due primarily to an increase in the proportion of patients accessing Ibrance through Pfizer’s Patient Assistance Program compared to the prior-year quarter, despite total demand for

Ibrance in first-quarter 2022 matching all-time highs and its continued market leadership within the growing CDK 4/6 class.
GAAP Reported(2) Income Statement Highlights
SELECTED REPORTED COSTS AND EXPENSES(2)

($ in millions)	First-Quarter
	2022	2021	% Change
			Total	Oper.
Cost of Sales(2)	$ 9,984	$ 4,157	*	*
Percent of Revenues	38.9%	28.6%	N/A	N/A
SI&A Expenses(2)	2,593	2,777	(7%)	(5%)
R&D Expenses(2)	2,301	1,994	15%	16%
Acquired IPR&D Expenses(2)	355	19	*	*

Other (Income)/Deductions––net(2)	$350	($1,004)	*	*
Effective Tax Rate on Reported Income(2)	12.9%	14.2%

* Indicates calculation not meaningful.
First-quarter 2022 Cost of Sales(2) as a percentage of revenues increased 10.3 percentage points compared with the prior-year quarter. The drivers for the increase include, among other things:
▪an increase of approximately 14 percentage points associated with sales of Comirnaty(1), which includes a charge for the 50% gross profit split with BioNTech and applicable royalty expenses, partially offset by:
▪net favorable changes in the sales mix of other products, including the impact of Paxlovid and higher alliance revenues; and
▪favorable impacts resulting from changes in foreign exchange rates.
SI&A Expenses(2) decreased 5% operationally in first-quarter 2022 compared with the prior-year quarter, reflecting, among other things:
▪lower spending within Pfizer’s corporate enabling functions;
▪a decrease in deferred compensation savings plan expenses; and
▪lower spending within Pfizer’s Biopharmaceuticals segment, excluding COVID-19-related products, partially offset by:

▪increased spending on Paxlovid and Comirnaty.
First-quarter 2022 R&D Expenses(2) increased 16% operationally compared with the prior-year quarter, primarily driven by increased investments across multiple late-stage clinical programs, as well as additional spending on programs to prevent and treat COVID-19.
Acquired IPR&D Expenses(2) are being disclosed separately from other R&D expenses beginning this quarter. The increase in acquired IPR&D Expenses(2) compared to the prior-year quarter was driven by an upfront cash payment and a premium paid on an equity investment in connection with Pfizer’s collaboration agreement with Biohaven Pharmaceutical Holding Company Ltd. (Biohaven), as well as a premium paid on an equity investment associated with Pfizer’s collaboration agreement with BioNTech to develop a potential mRNA vaccine against shingles.
Pfizer recorded $350 million of other deductions––net(2) in first-quarter 2022 compared with $1.0 billion of other income––net(2) in first-quarter 2021. The period-over-period change was primarily driven by:
▪net losses on equity securities in first-quarter 2022 versus net gains on equity securities recognized in the prior-year quarter; and
▪lower income from collaborations and outlicensing agreements in first-quarter 2022 compared to first-quarter 2021.
Pfizer’s effective tax rate on Reported income(2) for first-quarter 2022 decreased compared to the prior-year quarter primarily due to a favorable change in the jurisdictional mix of earnings.
Adjusted(3) Income Statement Highlights
SELECTED ADJUSTED(3) COSTS AND EXPENSES

($ in millions)	First-Quarter
	2022	2021	% Change
			Total	Oper.
Adjusted(3) Cost of Sales	$ 9,958	$ 4,127	*	*
Percent of Revenues	38.8%	28.4%	N/A	N/A
Adjusted(3) SI&A Expenses	2,496	2,643	(6%)	(4%)
Adjusted(3) R&D Expenses	2,295	1,992	15%	16%

Adjusted(3) Other (Income)/Deductions––net	($406)	($601)	(33%)	(27%)
Effective Tax Rate on Adjusted Income(3)	14.8%	15.4%

* Indicates calculation not meaningful.

Reconciliations of certain Reported(2) to Adjusted(3) financial measures and associated footnotes can be found in the financial tables section of this press release.
RECENT NOTABLE DEVELOPMENTS (Since February 8, 2022)
Product Developments
▪Abrilada (adalimumab-afzb) -- In February 2022, Pfizer announced that the U.S. Food and Drug Administration (FDA) accepted for review the Prior Approval Supplement (PAS) to the Biologics License Application (BLA) for Abrilada as an interchangeable biosimilar to Humira(9) (adalimumab). The Biosimilar User Fee Act (BsUFA) goal date for an FDA decision is in fourth-quarter 2022. Pfizer currently plans to launch Abrilada in the U.S. as early as July 2023 in accordance with the terms of its agreement with AbbVie Inc.
▪Comirnaty (BNT162b2, COVID-19 vaccine, mRNA)
▪Clinical and Research Developments
▪In April 2022, Pfizer and BioNTech announced positive results from a Phase 2/3 clinical trial evaluating the safety, tolerability and immunogenicity of a 10-µg booster (third) dose of the vaccine in healthy children 5 through 11 years of age. These data demonstrate an increase in SARS-CoV-2 Omicron variant and wild-type strain neutralizing titers following a booster dose of the vaccine compared to two doses. These data reinforce the potential function of a third dose of the vaccine in maintaining high levels of protection against the virus in this age group.
▪Regulatory Developments
▪In February 2022, Pfizer and BioNTech announced plans to extend the rolling submission seeking to amend the emergency use(8) authorization (EUA) for Comirnaty to include children 6 months through 4 years of age, which had been requested by the FDA. The extension is to allow the FDA time to receive updated data from the ongoing trial in this age group, which was expanded in December 2021 to include a third 3 µg dose given at least two months after the initial two-dose 3 µg series in this age group.
▪In February 2022, Pfizer and BioNTech announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) issued a positive opinion on the administration of Comirnaty as a booster dose (30 µg) at least six months after the second dose in adolescents 12 through 17 years of age. The European Commission (EC) subsequently reviewed the CHMP recommendation and granted a variation to the Conditional Marketing Authorization for this indication.

▪In March 2022, Pfizer and BioNTech announced the FDA had expanded the EUA for Comirnaty to include a second booster dose in adults ages 50 years and older who have previously received a first booster of any authorized COVID-19 vaccine. The FDA also authorized a second booster dose of Comirnaty for individuals 12 years of age and older who have been determined to have certain kinds of immunocompromise and who have received a first booster dose of any authorized COVID-19 vaccine. The additional booster is to be administered at least four months after the first booster and is the same formulation and strength as prior Comirnaty vaccine doses.
▪In April 2022, Pfizer and BioNTech announced the submission of an application to the FDA for EUA of a 10 µg booster dose of Comirnaty for children 5 through 11 years of age. The submission included data from the Phase 2/3 clinical trial in children ages 5 through 11 years who received a booster dose approximately 6 months after the second dose of the 10 µg two-dose primary series, which was authorized under EUA for this age group in October 2021.
▪Lorbrena/Lorviqua (lorlatinib) -- In April 2022, Pfizer announced updated results from the Phase 3 CROWN trial, which evaluated Lorbrena (lorlatinib, available in Europe under the brand name Lorviqua) versus Xalkori (crizotinib) in people with previously untreated anaplastic lymphoma kinase (ALK)-positive advanced non-small cell lung cancer (NSCLC). In this analysis, which was conducted after a median follow-up of three years, 64% of people treated with Lorbrena were without disease progression after three years compared to 19% for people treated with Xalkori, corresponding to a 73% reduction in the rate of progression or death. Additionally, Lorbrena treatment resulted in a 92% reduction in the rate of intracranial progression compared to treatment with Xalkori, as well as a 98% reduction in the rate of intracranial progression for people without brain metastases at baseline.
▪Myfembree (relugolix 40 mg, estradiol 1.0 mg and norethindrone acetate 0.5 mg) -- In April 2022, Myovant Sciences (Myovant) and Pfizer announced an update on the Supplemental New Drug Application (sNDA) for Myfembree for the management of moderate to severe pain associated with endometriosis. The FDA provided notice to the companies that it identified deficiencies that preclude discussion of labeling and/or post-marketing requirements and commitments at this time, but noted that the letter does not reflect a final decision on the pending sNDA and that the application is still under review. Myovant and Pfizer will continue to work with the FDA to determine next steps with the application.
▪Ngenla (somatrogon) -- In February 2022, Pfizer and OPKO Health, Inc. announced that the EC granted marketing authorization for Ngenla, a once-weekly injection to treat children and adolescents from 3 years of age with growth disturbance due to insufficient secretion of growth hormone. Ngenla provides a new treatment option for growth hormone deficiency (GHD) that reduces the frequency of required injections from once daily to once weekly. The marketing authorization is valid in all European Union (EU) Member States as well as Iceland, Norway and Liechtenstein.

▪Paxlovid (nirmatrelvir [PF-07321332] tablets and ritonavir tablets)
▪Clinical and Research Developments
▪In March 2022, Pfizer announced that it has initiated a Phase 2/3 study, EPIC-PEDS (Evaluation of Protease Inhibition for COVID-19 in Pediatric Patients), to evaluate the safety, pharmacokinetics, and efficacy of Paxlovid in non-hospitalized, symptomatic, pediatric participants with a confirmed diagnosis of COVID-19 who are at risk of progression to severe disease. The trial is an open-label, multi-center, single-arm study in approximately 140 pediatric participants under 18 years of age with initial enrollment in two cohorts; Cohort 1 includes participants aged 6 to 17 weighing at least 40 kg [88 lbs], and Cohort 2 includes those aged 6 to 17 weighing more than 20 kg [44 lbs] and less than 40 kg [88 lbs]. Pfizer is working to develop an age-appropriate formulation for three additional planned cohorts of younger than 6 years old and will enroll the trial to include these younger age groups as data from Cohorts 1 and 2 and the new formulation are available.
▪In April 2022, Pfizer shared top-line results from the Phase 2/3 EPIC-PEP (Evaluation of Protease Inhibition for COVID-19 in Post-Exposure Prophylaxis) study evaluating Paxlovid for post-exposure prophylactic use. The primary endpoint of reducing the risk of confirmed and symptomatic COVID-19 infection in adults who had been exposed to the virus through a household contact was not met. In this trial, Pfizer observed a risk reduction of 32% and 37% in adults who received Paxlovid for five and ten days, respectively, to prevent infection. These results, however, were not statistically significant. In addition, the safety profile for Paxlovid, when used for either five or ten days, was generally consistent with the safety profile reported in previous EPIC studies. Analyses of all secondary endpoints and sub-groups are ongoing, and results will be included in the publication of the final study results.
▪Regulatory Developments
▪In February 2022, Pfizer received conditional approval for Paxlovid under the Special Review Process from the National Medical Products Administration in China. Paxlovid is being distributed in China under agreement with China Meheco Group Co., Ltd.
▪Commercial Developments
▪In March 2022, Pfizer announced an agreement with UNICEF to supply up to 4 million treatment courses of Paxlovid to 95 low- and middle-income countries. Pfizer expects to fill the orders under the agreement throughout 2022, pending regulatory authorization or approval and according to country needs. All low- and lower-middle-income countries will be offered the treatment courses at a not-for-profit price while upper-middle-income countries will pay a price defined in Pfizer’s tiered pricing approach.

▪Prevnar 20 (pneumococcal 20-valent conjugate vaccine) -- In February 2022, Pfizer announced that the EMA had approved its 20-valent pneumococcal conjugate vaccine for the prevention of invasive disease and pneumonia caused by Streptococcus pneumoniae in individuals 18 years of age and older. The vaccine, which will be marketed in the EU under the brand name Apexxnar, is authorized in all 27 EU member states plus Iceland, Liechtenstein and Norway.
▪TicoVac (tick-borne encephalitis (TBE) vaccine) -- In February 2022, Pfizer announced that the U.S. Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practices (ACIP) voted to recommend Pfizer’s TicoVac for active immunization to prevent TBE in individuals 1 year of age and older for persons who travel or move to TBE endemic areas and for laboratory workers at risk of exposure to the TBE virus.
▪Vydura (rimegepant)
▪In February 2022, Pfizer and Biohaven announced positive top-line results from an Asia-Pacific, Phase 3 clinical trial of rimegepant in 1,431 adults for the acute treatment of migraine. The randomized, regional, multi-center study conducted in China and South Korea met the co-primary endpoints evaluating the efficacy and safety of the orally dissolving tablet (ODT) formulation of rimegepant, an oral calcitonin gene-related peptide (CGRP) receptor antagonist. This trial is the fourth positive Phase 3 study of rimegepant for the acute treatment of migraine and the first to be conducted in Asia Pacific.
▪In April 2022, Pfizer and Biohaven announced that the EC granted marketing authorization for Vydura for both the acute treatment of migraine with or without aura, and prophylaxis of episodic migraine in adults who have at least four migraine attacks per month. Vydura, an ODT, is the first medicine approved for both acute and prophylactic treatment of migraine in the EU. Migraine is a leading cause of disability worldwide with approximately one in ten people living with the condition in Europe alone.
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.
▪Etrasimod (Selective S1P Receptor Modulator)
▪In March 2022, Pfizer announced positive topline results from the Phase 3 ELEVATE 12 study of etrasimod, an investigational, oral, once-a-day, selective sphingosine 1-phosphate (S1P) receptor modulator in development for the treatment of moderately to severely active ulcerative colitis (UC). In the study, etrasimod patients achieved statistically significant improvements in the primary endpoint of clinical remission at week 12 as compared with placebo. Statistically significant improvements were achieved in all key secondary endpoints in the trial as well. The safety profile was consistent with previous Phase 2 studies. Full results from the study will be submitted for future scientific publication and presentation.
▪In March 2022, Pfizer announced positive top-line results from the Phase 3 ELEVATE UC 52 study, evaluating etrasimod for the treatment of moderately to severely active UC. In the 52-week study, etrasimod patients achieved statistically significant improvements in the co-primary endpoints of clinical remission at weeks 12 and 52 when compared to placebo. Statistically significant improvements were attained in all key secondary endpoints at both 12 and 52 weeks. Etrasimod demonstrated a safety profile consistent with previous studies. Full results from the studies will be submitted for future scientific publication and presentation. These data, along with results from ELEVATE UC 12 and the long-term extension from these two trials (ELEVATE UC OLE), are expected to form the basis for planned future regulatory filings, which Pfizer expects to initiate later this year.
▪Fordadistrogene movaparvovec (Duchenne Muscular Dystrophy (DMD) Gene Therapy) -- In April 2022, Pfizer announced plans to open the first U.S. sites in the Phase 3 study evaluating the investigational mini-dystrophin gene therapy, fordadistrogene movaparvovec, in ambulatory patients with DMD. This announcement followed a notification from the FDA that the agency has lifted its clinical hold on the Investigational New Drug (IND) application for fordadistrogene movaparvovec and that Pfizer has addressed the agency’s requests related to the potency assay. The global Phase 3 study, CIFFREO, has been ongoing in 11 countries and was paused in December 2021 to implement a protocol amendment following a fatal serious adverse event that occurred in a Phase 1b study in the non-ambulatory cohort. As of the date of the announcement, regulatory authorities in the United Kingdom, Canada, Taiwan, Spain and Belgium had approved the re-start of the Phase 3 study. Pending additional regulatory feedback, Pfizer anticipates that nearly all CIFFREO sites will open by the end of June 2022.
▪Giroctocogene fitelparvovec (Hemophilia A Gene Therapy) -- In March 2022, the FDA lifted the clinical hold that had been placed on the Phase 3 AFFINE study in November 2021 following the observance of Factor VIII levels greater than 150% in some study participants. The voluntary pause remains in place until all necessary conditions are met, including approval of updated study protocols by regulatory authorities. Pfizer was recently made aware of an event of below-the-knee deep vein thrombosis in one trial participant with elevated Factor VIII levels. This patient had a history of thrombotic events prior to participation in the study, which is a known risk factor for subsequent events and an exclusion criterion for participation in AFFINE. The case was assessed to understand all potential contributing factors, including missed doses of investigator-prescribed direct oral anti-coagulants. The patient is reported to be doing well. The information was shared with study investigators, health authorities and the independent external Data Monitoring Committee, and Pfizer responded to queries from health authorities. Pfizer and Sangamo Therapeutics, Inc.

remain committed to the hemophilia community and anticipate resuming dosing in the AFFINE trial in the third quarter of 2022.
▪PF-06425090 (Clostridioides difficile (C. difficile) Vaccine Candidate) -- In March 2022, Pfizer announced results from the CLOVER trial (Clostridium difficile Vaccine Efficacy Trial), a pivotal Phase 3 study evaluating PF-06425090 in the prevention of C. difficile infection (CDI). Initial analyses of two protocol-defined secondary endpoints indicated a highly favorable benefit in reducing CDI severity and 100% vaccine efficacy in preventing medically attended CDI, although the trial did not meet its pre-specified primary endpoint of prevention of primary CDI. The investigational vaccine was very well-tolerated and showed a favorable safety profile. Pfizer is evaluating next steps for the program and plans to submit these results for presentation at a future medical congress and for publication in a peer-reviewed scientific journal.
▪PF-06928316 (Respiratory Syncytial Virus (RSV) Vaccine Candidate) -- In March 2022, Pfizer announced its RSV vaccine candidate, PF-06928316 or RSVpreF, received Breakthrough Therapy Designation (BTD) from the FDA for the prevention of RSV-associated lower respiratory tract illness in infants from birth up to six months of age by active immunization of pregnant women. Later in March 2022, Pfizer announced that PF-06928316 also received BTD from the FDA for the prevention of lower respiratory tract disease caused by RSV in individuals 60 years of age or older. The vaccine candidate, composed of two preF proteins selected to optimize protection against RSV A and B, is currently being evaluated in ongoing late-stage human trials.
▪VLA15 (Lyme Disease Vaccine Candidate) -- In April 2022, Valneva SE (Valneva) and Pfizer reported first pediatric results for their Lyme disease vaccine candidate, VLA15. In the Phase 2 study, VLA15 was found to be more immunogenic in pediatric participants (5-17 years old) than in adults with both two-dose or three-dose vaccination schedules. These positive data build on the strong immunogenicity profile reported for adult participants (18-65 years old) in February 2022. Based on these latest Phase 2 immunogenicity and safety data, Valneva and Pfizer plan to proceed with a three-dose primary series vaccination schedule for both adult and pediatric participants in a Phase 3 clinical trial, planned to start in the third quarter of 2022.
Corporate Developments
▪In February 2022, Pfizer announced the results of its third annual pay equity study, in which a recognized compensation expert confirmed equitable pay practices for employees at Pfizer. The results indicated that Pfizer compensates female colleagues at a level that is greater than 99% of what male colleagues are paid across the globe. Additionally, in the U.S., minorities are paid at dollar-for-dollar parity of what non-minorities are paid. Pfizer’s median pay for women globally is 102.3% of the median pay of males, and the median pay for minorities in the U.S. is 85.5% of the median pay for non-minorities. The existence of a median pay gap signifies a need to increase representation in senior roles. Pfizer expects the gap to narrow as it continues to make progress with increasing representation of minorities in senior-level roles.

▪In March 2022, Pfizer issued its second annual Environmental, Social and Governance (ESG) Report for fiscal year 2021. This report includes enhanced disclosures and details about Pfizer’s efforts and progress in the areas of ESG. The full report can be found at www.pfizer.com/ESG_Report.
▪In March 2022, Pfizer announced the completion of its acquisition of Arena Pharmaceuticals (Arena), a clinical stage company developing innovative potential therapies for the treatment of several immuno-inflammatory diseases, for $100 per share, in cash. The total fair value of the consideration transferred was $6.6 billion ($6.2 billion, net of cash acquired). Arena brings to Pfizer a portfolio of diverse and promising development-stage therapeutic candidates in gastroenterology, dermatology, and cardiology, including etrasimod, an oral, selective S1P receptor modulator currently in development for a range of immuno-inflammatory diseases.
▪In March 2022, Pfizer stated it stands with the unified global community across the public, private and civil society sectors in opposition to Russia’s invasion of Ukraine. Pfizer announced it would maintain humanitarian supply of medicines to Russians and donate all profits of our Russian subsidiary to causes that provide direct humanitarian support to the people of Ukraine. Additionally, Pfizer will no longer initiate new clinical trials in Russia, will stop recruiting new patients in its ongoing clinical trials in the country, and will cease all future investments with local suppliers intended to build manufacturing capacity in Russia.
▪In April 2022, Pfizer and ReViral Ltd. (ReViral) announced that the companies entered into a definitive agreement under which Pfizer will acquire ReViral, a privately held, clinical-stage biopharmaceutical company focused on discovering, developing and commercializing novel antiviral therapeutics that target RSV. Under the terms of the agreement, Pfizer will acquire ReViral for a total consideration of up to $525 million, including upfront and development milestones, subject to customary closing conditions, including receipt of regulatory approvals. If successful, Pfizer believes annual revenue for these programs has the potential to reach or exceed $1.5 billion.
▪In April 2022, Pfizer announced that David M. Denton would join the Company as Chief Financial Officer (CFO) and Executive Vice President effective May 2, 2022. Mr. Denton became a member of Pfizer’s Executive Leadership Team reporting to Chairman and Chief Executive Officer, Albert Bourla. He joins Pfizer from Lowe’s Companies, Inc. where he served as CFO and Executive Vice President. Mr. Denton succeeds Frank D’Amelio, CFO and Executive Vice President, who recently announced his intention to retire after a notable 15-year career. Mr. D’Amelio has agreed to remain through a transition period.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)Comirnaty includes direct sales and alliance revenues related to sales of the Pfizer-BioNTech SE (BioNTech) COVID-19 vaccine, which are recorded within Pfizer’s Vaccines therapeutic area. It does not include revenues for certain Comirnaty-related manufacturing activities performed on behalf of BioNTech, which are included in the Pfizer CentreOne contract development and manufacturing organization. Revenues related to these manufacturing activities totaled $47 million for first-quarter 2022.
(2)Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income and its components are defined as net income attributable to Pfizer Inc. and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(3)Adjusted income and Adjusted diluted EPS are defined as U.S. GAAP net income attributable to Pfizer Inc. common shareholders and reported EPS attributable to Pfizer Inc. common shareholders—diluted before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the first quarter of 2022 and 2021. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS(2). See the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2021 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted Income section of this press release for a definition of each component of Adjusted income as well as other relevant information.
(4)Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues and acquired IPR&D expenses) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

Financial guidance for full-year 2022 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of April 3, 2022, with the exception of signed transactions through mid-April 2022, which are expected to give rise to acquired in-process R&D (IPR&D) expenses.
▪Reflects an anticipated incremental negative impact of $0.11 on Adjusted diluted EPS(3) related to the inclusion of all acquired IPR&D expenses that have been incurred or are expected to be incurred for transactions signed as of mid-April 2022, which would have been excluded from Adjusted(3) results under our previous accounting policy on non-GAAP measures.
▪Includes Pfizer’s pro rata share of the Consumer Healthcare joint venture anticipated earnings, which is recorded in Adjusted other (income)/deductions(3) on a one-quarter lag, and assumes no changes to Pfizer’s 32% ownership stake in the joint venture in 2022.
▪Includes an estimated benefit of approximately $0.06 on Adjusted diluted EPS(3) resulting from a change in policy for intangible amortization expense in which Pfizer began excluding all amortization of intangibles from Adjusted income(3) compared to excluding only amortization of intangibles related to large mergers or acquisitions under the prior methodology. This change went into effect beginning in the first quarter of 2022 and prior period amounts have been revised to conform to the new policy.
▪Reflects an anticipated negative revenue impact of $0.7 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost patent protection or that are anticipated to lose patent protection during fiscal-year 2022.
▪Exchange rates assumed are a blend of actual rates in effect through first-quarter 2022 and mid-April 2022 rates for the remainder of the year. Financial guidance reflects the anticipated unfavorable impact of approximately $3.6 billion on revenues and approximately $0.19 on Adjusted diluted EPS(3) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2021.
▪Guidance for Adjusted diluted EPS(3) assumes diluted weighted-average shares outstanding of approximately 5.75 billion shares, which assumes only share repurchases completed to date in 2022.
(5)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s first quarter for U.S. subsidiaries reflects the three months ended on April 3, 2022 and April 4, 2021, while Pfizer’s first quarter for subsidiaries operating outside the U.S. reflects the three months ended on February 27, 2022 and February 28, 2021.

(6)The following business development activity, among others, impacted financial results for the current or prior fiscal year:
▪On March 11, 2022, Pfizer announced the completion of its acquisition of Arena Pharmaceuticals, a clinical stage company developing innovative potential therapies for the treatment of several immuno-inflammatory diseases, for $100 per share, in cash. The total fair value of the consideration transferred was $6.6 billion ($6.2 billion, net of cash acquired).
▪On December 31, 2021, Pfizer completed the sale of its Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, which generated approximately $300 million in annual revenues and which previously had been managed within the Hospital therapeutic area. Beginning in the fourth quarter of 2021, the financial results of Meridian are reflected as discontinued operations for all periods presented.
▪On December 24, 2021, Pfizer entered into a multi-year research collaboration with Beam Therapeutics Inc. (Beam) to utilize Beam’s in vivo base editing programs, which use mRNA and lipid nanoparticles, for three targets for rare genetic diseases of the liver, muscle and central nervous system. Under the terms of the agreement, Pfizer paid Beam a $300 million upfront payment. If Pfizer elects to opt in to licenses for all three targets, Beam would be eligible for up to an additional $1.05 billion in development, regulatory and commercial milestone payments for a potential total deal consideration of up to $1.35 billion. Beam is also eligible to receive royalties on global net sales for each licensed program.
▪On November 17, 2021, Pfizer acquired all outstanding shares, warrants, options and deferred shares not already owned by Pfizer of Trillium Therapeutics Inc. (Trillium), a clinical stage immuno-oncology company developing therapies targeting cancer immune evasion pathways and specific cell targeting approaches, for a price of $18.50 per share in cash, for total consideration of $2.0 billion, net of cash acquired. Pfizer accounted for the transaction as an asset acquisition since the lead asset, TTI-622, represented substantially all of the fair value of the gross assets acquired. As a result, Pfizer recorded a $2.1 billion charge in fourth-quarter 2021, representing the acquired in-process R&D asset.
▪On November 9, 2021, Pfizer and Biohaven Pharmaceutical Holding Company Ltd. (Biohaven) announced a strategic collaboration and license agreement for Pfizer to commercialize rimegepant and zavegepant for the treatment and prevention of migraines outside of the U.S., subject to regulatory approval. Upon the closing of the transaction on January 4, 2022, Pfizer paid Biohaven $500 million, including an upfront payment of $150 million and an equity investment of $350 million. Pfizer recognized $263 million for the upfront payment and premium paid on its equity investment in acquired IPR&D expenses. Biohaven is also eligible to receive up to $740 million in non-U.S. commercialization milestone payments, in addition to tiered double-digit royalties on net sales outside of the U.S. In addition to the milestone payments and royalties above, Pfizer will also reimburse Biohaven for the portion of certain additional milestone payments and royalties due to third parties in accordance with preexisting Biohaven agreements, which are attributed to ex-U.S. sales.
▪On July 22, 2021, Arvinas Inc. (Arvinas) and Pfizer announced a global collaboration to develop and commercialize ARV-471, an investigational oral PROTAC® (PROteolysis TArgeting Chimera) estrogen receptor protein degrader. The estrogen receptor is a well-known disease driver in most breast cancers. Under the terms of the agreement, Pfizer paid Arvinas $650 million upfront and made a $350 million equity investment in Arvinas. Arvinas is also eligible to receive up to $400 million in approval milestones and up to $1 billion in commercial milestones. The companies will equally share worldwide development costs, commercialization expenses and profits.
(7)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and since they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(8)Emergency uses of the Pfizer-BioNTech COVID-19 Vaccine and Paxlovid have not been approved or licensed by the FDA. Emergency uses of Comirnaty have been authorized by the FDA, under an Emergency Use Authorization (EUA) to prevent Coronavirus Disease 2019 (COVID-19) in individuals 5 years of age and older. Comirnaty is licensed by the FDA for individuals 16 years of age and older. In addition, Comirnaty is under EUA for individuals ages 12 through 15, a third dose for certain immunocompromised individuals 5 years of age and older, a booster dose for individuals 12 years of age and older, and a second booster dose for individuals 50 years of age and older and for certain immunocompromised individuals 12 years of age and older. Paxlovid has been authorized for emergency use by the FDA under an EUA, for the treatment of mild-to-moderate COVID-19 in adults and pediatric patients (12 years of age and older weighing at least 40 kg [88 lbs]) with positive results of direct SARS-CoV-2 viral testing, and who are at high-risk for progression to severe COVID-19, including hospitalization or death. The emergency uses are only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of the medical product under Section 564(b)(1) of the FD&C Act unless the declaration is terminated or authorization revoked sooner. Please see the EUA Fact Sheets at www.cvdvaccine-us.com and www.covid19oralrx.com.
(9)Humira® is a registered trademark of AbbVie Biotechnology Ltd.

Contacts:	Media		Investors
	PfizerMediaRelations@Pfizer.com	212.733.1226	IR@Pfizer.com	212.733.4848

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	First-Quarter		% Incr. /
	2022	2021	(Decr.)
Revenues	$25,661	$14,516	77
Costs and expenses:
Cost of sales	9,984	4,157	*
Selling, informational and administrative expenses	2,593	2,777	(7)
Research and development expenses(2)	2,301	1,994	15
Acquired in-process research and development expenses(2)	355	19	*
Amortization of intangible assets	835	858	(3)
Restructuring charges and certain acquisition-related costs(3)	192	22	*
Other (income)/deductions––net(4)	350	(1,004)	*
Income from continuing operations before provision/(benefit) for taxes on income	9,050	5,692	59
Provision/(benefit) for taxes on income(5)	1,172	808	45
Income from continuing operations	7,879	4,885	61
Discontinued operations––net of tax(1)	(9)	1	*
Net income before allocation to noncontrolling interests	7,870	4,886	61
Less: Net income attributable to noncontrolling interests	6	9	(28)
Net income attributable to Pfizer Inc. common shareholders	$7,864	$4,877	61

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.40	$0.87	61
Discontinued operations––net of tax	—	—	*
Net income attributable to Pfizer Inc. common shareholders	$1.40	$0.87	60

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.37	$0.86	59
Discontinued operations––net of tax	—	—	*
Net income attributable to Pfizer Inc. common shareholders	$1.37	$0.86	59
Weighted-average shares used to calculate earnings per common share:
Basic	5,617	5,584
Diluted	5,758	5,662
*Indicates calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(1)The financial statements present the three months ended April 3, 2022 and April 4, 2021. Subsidiaries operating outside the U.S. are included for the three months ended February 27, 2022 and February 28, 2021.
The financial results for the three months ended April 3, 2022 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Business development activities completed in 2021 and 2022 impacted financial results in the periods presented. Discontinued operations in the periods presented relate to the previously divested Meridian subsidiary, Mylan-Japan collaboration (a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan that terminated on December 21, 2020, which fell in Pfizer’s international first quarter of 2021) and Upjohn Business. We have made certain reclassification adjustments to conform prior-period amounts to the current presentation for discontinued operations.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)In the first quarter of 2022, we began reporting Acquired in-process research and development expenses as a separate line item in our consolidated statements of income. Acquired in-process research and development expenses includes costs incurred in connection with (a) all upfront and milestone payments on collaboration and in-license agreements, including premiums on equity securities and (b) asset acquisitions of acquired in-process research and development. These costs were previously recorded in Research and development expenses. Prior periods have been revised to conform to the current period presentation.
(3)Restructuring charges and certain acquisition-related costs include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2022	2021
Restructuring charges/(credits)––acquisition-related costs(a)	$15	$(6)
Restructuring charges/(credits)––cost reduction initiatives(b)	28	23
Restructuring charges/(credits)	43	17
Transaction costs(c)	6	—
Integration costs and other(d)	142	5
Restructuring charges and certain acquisition-related costs	$192	$22
(a)Includes employee termination costs, asset impairments and other exit costs associated with business combinations.
(b)Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs. First-quarter 2022 integration and other were mainly related to our acquisition of Arena Pharmaceuticals, Inc. in March 2022.
(4)Components of Other (income)/deductions––net include:

	First-Quarter
(MILLIONS OF DOLLARS)	2022	2021
Interest income	$(14)	$—
Interest expense	322	336
Net interest expense	308	336
Royalty-related income	(173)	(176)
Net (gains)/losses on asset disposals	(1)	(39)
Net (gains)/losses recognized during the period on equity securities	699	(401)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(9)	(231)
Net periodic benefit costs/(credits) other than service costs	(283)	(266)
Certain legal matters, net	79	51
Consumer Healthcare JV equity method (income)/loss	(184)	(62)
Other, net	(88)	(216)
Other (income)/deductions––net	$350	$(1,004)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(5)The decrease in the effective tax rate for the first quarter of 2022, compared to the first quarter of 2021, was due to the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income	Net income attributable to Pfizer Inc. common shareholders(a) before the impact of amortization of intangible assets, acquisition-related items, discontinued operations and certain significant items
•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted (a) before the impact of amortization of intangible assets, acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Beginning in the first quarter of 2022, we no longer exclude any expenses for acquired IPR&D from our non-GAAP Adjusted results but we continue to exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
Beginning in the first quarter of 2022, our reconciliation of certain GAAP reported to non-GAAP adjusted information is updated to reflect the following, and prior period information has been revised to conform to the current period presentation:
Adjusted Income and Adjusted Diluted EPS
Acquired IPR&D—Non-GAAP Adjusted financial measures include expenses for all acquired in-process research and development (IPR&D) costs incurred in connection with upfront and milestone payments on collaboration and in-license agreements, including premiums on equity securities, as well as asset acquisitions of acquired IPR&D. Previously, certain of these items were excluded from our non-GAAP adjusted results. Acquired IPR&D expenses that previously would have been excluded from non-GAAP Adjusted income but are now included in both GAAP Reported income and non-GAAP Adjusted income were approximately $339 million pre-tax ($276 million, net of tax), or $0.05 per share, in the first quarter of 2022, and had no impact in the first quarter of 2021.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Amortization of Intangible Assets—We began excluding all amortization of intangibles from non-GAAP Adjusted income, compared to excluding only amortization of intangibles related to large mergers or acquisitions under the prior methodology, and presenting it as a separate reconciling line. Previously, the adjustment under the prior methodology was included as part of a reconciling line entitled “Purchase accounting adjustments” that we no longer separately present. The impact of this policy change resulted in a benefit of $0.01 on Adjusted diluted EPS in the first quarter of 2022 and $0.02 in the first quarter of 2021.
Acquisition-Related Items
Acquisition-related items may now include the following purchase accounting impacts that previously would have been included as part of a reconciling line entitled “Purchase accounting adjustments” that we no longer separately present: (i) the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, (ii) depreciation related to the increase/decrease in fair value of acquired fixed assets, (iii) amortization related to the increase in fair value of acquired debt and (iv) the fair value changes for contingent consideration.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the first quarters of 2022 and 2021 below and the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2021 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	First-Quarter 2022
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$9,984	$2,593	$350		$7,864	$1.37
Amortization of intangible assets	—	—	—		835
Acquisition-related items(2)	4	(1)	(26)		187
Discontinued operations(3)	—	—	—		10
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(20)	(74)	—		122
(Gains)/losses on equity securities	—	—	(698)		698
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	72		(72)
Other(5)	(10)	(23)	(104)		143
Income tax provision—non-GAAP items					(448)
Non-GAAP adjusted	$9,958	$2,496	$(406)	(6)	$9,338	$1.62

	First-Quarter 2021
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$4,157	$2,777	$(1,004)		$4,877	$0.86
Amortization of intangible assets	—	(10)	(1)		870
Acquisition-related items	5	(1)	53		(61)
Discontinued operations(3)	—	—	—		(9)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(17)	(64)	—		105
(Gains)/losses on equity securities	—	—	399		(399)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	39		(39)
Other(5)	(18)	(59)	(87)		167
Income tax provision—non-GAAP items					(159)
Non-GAAP adjusted	$4,127	$2,643	$(601)	(6)	$5,351	$0.95
See end of tables for notes.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP reported income from continuing operations were: 12.9% in the first quarter of 2022 and 14.2% in the first quarter of 2021. Our effective tax rates for non-GAAP adjusted income were: 14.8% in the first quarter of 2022 and 15.4% in the first quarter of 2021.
(2)Acquisition-related items in the first quarter of 2022 primarily represent integration and other costs for the acquisition of Arena Pharmaceuticals, Inc. in March 2022.
(3)Relates to the previously divested Meridian subsidiary, Mylan-Japan collaboration (a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan that terminated on December 21, 2020) and Upjohn Business.
(4)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(5)For the first quarter of 2022, the total Other (income)/deductions––net adjustment of $104 million primarily includes charges for certain legal matters of $79 million. For the first quarter of 2021, the total Other (income)/deductions––net adjustment of $87 million primarily includes charges of $49 million representing our equity-method accounting pro rata share of restructuring charges and costs of preparing for separation from GlaxoSmithKline plc (GSK) recorded by the GSK Consumer Healthcare JV. The first quarters of 2022 and 2021 include insignificant reconciling amounts for Research and development expenses.
(6)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	First-Quarter
(MILLIONS OF DOLLARS)	2022	2021
Interest income	$(14)	$—
Interest expense	324	338
Net interest expense	310	338
Royalty-related income	(173)	(176)
Net (gains)/losses on asset disposals	(1)	(39)
Net (gains)/losses recognized during the period on equity securities	2	(2)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(9)	(231)
Net periodic benefit costs/(credits) other than service costs	(211)	(227)
Certain legal matters, net	—	40
Consumer Healthcare JV equity method (income)/loss	(190)	(111)
Other, net	(134)	(193)
Non-GAAP Adjusted Other (income)/deductions––net	$(406)	$(601)
See Note (4) to the Consolidated Statements of Income above for additional information on the components comprising GAAP reported Other (income)/deductions––net.

PFIZER INC. - REVENUES
FIRST-QUARTER 2022 and 2021 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2022	2021	% Change		2022	2021	% Change	2022	2021	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES(b)	$25,661	$14,516	77%	82%	$8,918	$7,530	18%	$16,743	$6,985	140%	151%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b), (c)	$25,323	$14,125	79%	85%	$8,816	$7,378	19%	$16,507	$6,747	145%	156%
Vaccines	$14,941	$4,894	*	*	$3,345	$2,695	24%	$11,596	$2,199	*	*
Comirnaty direct sales and alliance revenues	13,227	3,462	*	*	2,314	2,038	14%	10,913	1,424	*	*
Prevnar family(d)	1,565	1,284	22%	23%	1,014	638	59%	551	646	(15%)	(12%)
Nimenrix	77	46	68%	76%	—	—	—	77	46	68%	76%
FSME-IMMUN/TicoVac	42	53	(21%)	(15%)	—	—	—	42	53	(21%)	(15%)
All other Vaccines	29	49	(40%)	(38%)	16	19	(14%)	13	30	(56%)	(53%)
Hospital(b)	$3,191	$1,886	69%	72%	$1,604	$686	*	$1,587	$1,199	32%	36%
Paxlovid	1,470	—	*	*	1,015	—	*	455	—	*	*
Sulperazon	210	192	9%	7%	—	—	—	210	192	9%	7%
Zithromax	125	89	41%	41%	1	(1)	*	124	90	39%	39%
Ig Portfolio(e)	107	105	2%	2%	107	105	2%	—	—	—	—
Zavicefta	104	94	11%	17%	—	—	—	104	94	11%	17%
Medrol	76	99	(23%)	(20%)	27	45	(41%)	50	54	(7%)	(3%)
Fragmin	70	71	(3%)	1%	1	1	(28%)	69	70	(2%)	2%
Vfend	65	80	(19%)	(17%)	1	—	*	64	80	(20%)	(18%)
All other Anti-infectives	381	455	(16%)	(13%)	108	117	(8%)	273	338	(19%)	(15%)
All other Hospital	583	700	(17%)	(16%)	345	419	(18%)	237	281	(16%)	(13%)
Oncology	$2,967	$2,862	4%	6%	$1,847	$1,767	5%	$1,120	$1,095	2%	8%
Ibrance	1,237	1,254	(1%)	1%	753	794	(5%)	484	460	5%	12%
Xtandi alliance revenues	268	267	—	—	268	267	—	—	—	—	—
Inlyta	234	229	2%	4%	140	141	(1%)	94	88	7%	13%
Zirabev(f)	147	86	72%	76%	106	32	*	41	54	(23%)	(16%)
Bosulif	128	123	4%	7%	82	80	3%	46	43	7%	15%
Xalkori	127	134	(6%)	(4%)	24	28	(13%)	103	107	(4%)	(1%)
Ruxience(f)	124	98	26%	27%	113	89	27%	11	9	18%	23%
Retacrit(f)	115	109	5%	7%	95	85	12%	20	24	(19%)	(13%)
Sutent	114	200	(43%)	(40%)	10	52	(80%)	104	149	(30%)	(26%)
Lorbrena	72	60	21%	25%	39	32	24%	33	28	17%	27%
Bavencio alliance revenues	67	32	*	*	24	16	49%	43	15	*	*
Aromasin	62	52	19%	19%	1	1	(30%)	61	51	20%	20%
Trazimera(f)	52	45	15%	18%	31	17	83%	21	28	(26%)	(21%)
Besponsa	51	50	1%	4%	29	33	(12%)	22	17	26%	36%
Braftovi	48	47	2%	2%	47	47	1%	—	—	—	—
Mektovi	40	35	15%	15%	40	35	15%	—	—	—	—
All other Oncology	81	41	97%	*	43	19	*	38	22	72%	79%
Internal Medicine	$2,440	$2,594	(6%)	(3%)	$1,334	$1,448	(8%)	$1,106	$1,146	(3%)	3%
Eliquis alliance revenues and direct sales	1,793	1,643	9%	12%	1,080	981	10%	713	662	8%	14%
Premarin family	102	143	(29%)	(29%)	94	133	(29%)	8	11	(21%)	(18%)
BMP2	67	49	37%	37%	67	49	37%	—	—	—	—
Toviaz	54	57	(5%)	1%	15	13	16%	39	44	(11%)	(4%)
Chantix/Champix	2	217	(99%)	(99%)	3	166	(98%)	(1)	51	*	*
All other Internal Medicine	423	484	(13%)	(8%)	75	106	(29%)	348	379	(8%)	(2%)
Rare Disease	$963	$824	17%	23%	$385	$320	20%	$578	$505	15%	24%
Vyndaqel/Vyndamax	612	453	35%	41%	265	206	29%	347	247	41%	52%
BeneFIX	112	112	(1%)	3%	61	59	3%	50	53	(5%)	3%
Genotropin	80	80	—	9%	7	4	62%	72	75	(4%)	6%
Somavert	68	65	5%	9%	28	22	27%	40	43	(7%)	—
Refacto AF/Xyntha	66	89	(26%)	(22%)	18	21	(14%)	48	68	(29%)	(24%)
All other Rare Disease	25	26	(2%)	5%	5	7	(30%)	20	19	8%	18%
Inflammation & Immunology (I&I)	$821	$1,065	(23%)	(20%)	$303	$462	(35%)	$518	$603	(14%)	(8%)
Xeljanz	372	538	(31%)	(29%)	203	332	(39%)	169	206	(18%)	(13%)
Enbrel (Outside the U.S. and Canada)	280	319	(12%)	(6%)	—	—	—	280	319	(12%)	(6%)
Inflectra/Remsima(f)	135	177	(24%)	(23%)	79	105	(25%)	56	72	(23%)	(19%)
All other I&I	35	31	11%	15%	21	26	(18%)	14	5	*	*
PFIZER CENTREONE(c)	$338	$391	(13%)	(11%)	$102	$153	(33%)	$236	$238	(1%)	3%
Total Alliance revenues	$2,314	$1,770	31%	33%	$1,387	$1,266	10%	$927	$504	84%	91%
Total Biosimilars(f)	$605	$530	14%	16%	$436	$327	33%	$169	$203	(17%)	(11%)
Total Sterile Injectable Pharmaceuticals(g)	$1,331	$1,482	(10%)	(9%)	$582	$682	(15%)	$749	$800	(6%)	(4%)
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FIRST-QUARTER 2022 and 2021 - (UNAUDITED)

	DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
	2022	2021	% Change		2022	2021	% Change		2022	2021	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES(b)	$6,090	$3,038	100%	112%	$3,286	$1,123	193%	211%	$7,367	$2,824	161%	169%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b), (c)	$5,905	$2,890	104%	116%	$3,267	$1,094	199%	218%	$7,335	$2,763	165%	173%
Vaccines	$4,013	$1,127	*	*	$2,162	$176	*	*	$5,421	$896	*	*
Comirnaty direct sales and alliance revenues	3,808	841	*	*	2,067	70	*	*	5,038	513	*	*
Prevnar family(d)	132	178	(25%)	(21%)	89	100	(12%)	(5%)	330	368	(10%)	(9%)
Nimenrix	24	33	(27%)	(22%)	6	5	19%	25%	47	8	*	*
FSME-IMMUN/TicoVac	37	47	(22%)	(16%)	—	—	—	—	5	6	(12%)	(9%)
All other Vaccines	12	28	(58%)	(55%)	1	1	(42%)	(41%)	1	1	(26%)	(21%)
Hospital(b)	$415	$209	99%	*	$335	$161	*	*	$838	$830	1%	2%
Paxlovid	$216	$—	*	*	$183	$—	*	*	$56	$—	*	*
Sulperazon	—	—	—	—	1	2	(28%)	(21%)	209	191	10%	8%
Zithromax	9	10	(3%)	4%	5	5	(4%)	5%	110	75	47%	46%
Ig Portfolio(e)	—	—	—	—	—	—	—	—	—	—	—	—
Zavicefta	28	31	(8%)	(2%)	—	—	—	—	76	63	20%	25%
Medrol	14	14	3%	9%	9	10	(7%)	(2%)	26	30	(12%)	(9%)
Fragmin	37	36	1%	6%	12	12	(2%)	(2%)	20	22	(8%)	(5%)
Vfend	4	6	(27%)	(23%)	11	13	(16%)	(9%)	49	61	(19%)	(19%)
All other Anti-infectives	72	72	1%	8%	27	30	(11%)	(4%)	174	237	(26%)	(24%)
All other Hospital	34	41	(18%)	(13%)	87	88	(1%)	3%	117	152	(23%)	(22%)
Oncology	$482	$505	(5%)	1%	$228	$215	6%	14%	$410	$374	10%	14%
Ibrance	238	244	(2%)	3%	106	102	3%	11%	141	114	24%	32%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	35	37	(4%)	2%	19	23	(14%)	(7%)	39	29	38%	42%
Zirabev(f)	28	41	(32%)	(27%)	10	10	2%	10%	3	3	12%	59%
Bosulif	23	21	10%	16%	17	15	10%	19%	6	7	(8%)	1%
Xalkori	22	26	(15%)	(9%)	10	12	(14%)	(7%)	70	69	2%	2%
Ruxience(f)	4	3	31%	41%	6	5	24%	27%	1	1	(42%)	(38%)
Retacrit(f)	19	24	(18%)	(12%)	—	—	—	—	—	—	—	—
Sutent	31	53	(40%)	(36%)	14	20	(29%)	(24%)	59	76	(23%)	(19%)
Lorbrena	16	12	33%	41%	9	10	(2%)	7%	8	6	17%	29%
Bavencio alliance revenues	21	9	*	*	17	5	*	*	5	1	*	*
Aromasin	6	7	(13%)	(7%)	2	2	(21%)	(13%)	54	42	28%	26%
Trazimera(f)	10	12	(19%)	(14%)	2	2	2%	7%	10	15	(34%)	(31%)
Besponsa	9	8	17%	25%	9	7	30%	42%	4	3	35%	49%
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	21	10	*	*	6	4	76%	81%	11	8	31%	34%
Internal Medicine	$507	$533	(5%)	1%	$197	$218	(9%)	(3%)	$402	$396	2%	8%
Eliquis alliance revenues and direct sales	375	355	6%	12%	113	102	11%	18%	224	205	10%	16%
Premarin family	—	—	—	—	5	5	(5%)	(2%)	3	5	(38%)	(36%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	16	18	(10%)	(5%)	21	23	(10%)	(3%)	2	3	(30%)	(9%)
Chantix/Champix	(1)	23	*	*	(1)	16	*	*	—	11	(99%)	(99%)
All other Internal Medicine	116	136	(14%)	(9%)	59	71	(17%)	(11%)	173	172	—	7%
Rare Disease	$285	$244	17%	25%	$195	$165	18%	29%	$99	$96	3%	13%
Vyndaqel/Vyndamax	189	132	43%	53%	143	107	34%	47%	15	9	77%	82%
BeneFIX	15	17	(13%)	(7%)	14	15	(7%)	1%	22	21	4%	14%
Genotropin	27	29	(8%)	(2%)	24	27	(11%)	(3%)	22	19	12%	28%
Somavert	31	34	(7%)	(1%)	5	5	(9%)	(5%)	4	4	(2%)	8%
Refacto AF/Xyntha	22	32	(32%)	(27%)	4	6	(28%)	(23%)	21	29	(27%)	(21%)
All other Rare Disease	1	—	69%	58%	5	5	(3%)	(1%)	15	13	10%	24%
Inflammation & Immunology (I&I)	$203	$272	(26%)	(21%)	$150	$160	(6%)	1%	$165	$171	(4%)	3%
Xeljanz	61	80	(25%)	(20%)	61	67	(10%)	(3%)	47	58	(19%)	(14%)
Enbrel (Outside the U.S. and Canada)	113	145	(22%)	(17%)	60	67	(11%)	(2%)	107	108	—	7%
Inflectra/Remsima(f)	32	54	(40%)	(36%)	21	16	30%	31%	3	2	1%	14%
All other I&I	(3)	(6)	(60%)	(56%)	8	9	(11%)	(3%)	8	3	*	*
PFIZER CENTREONE(c)	$185	$148	25%	30%	$19	$29	(34%)	(28%)	$33	$61	(47%)	(46%)
Total Alliance revenues	$771	$390	98%	*	$136	$113	20%	29%	$21	$1	*	*
Total Biosimilars(f)	$105	$144	(27%)	(22%)	$41	$34	20%	24%	$23	$25	(7%)	5%
Total Sterile Injectable Pharmaceuticals(g)	$125	$135	(7%)	(1%)	$101	$103	(2%)	3%	$523	$562	(7%)	(6%)

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (h) to (j) below, respectively.
(b)
On December 31, 2021, we completed the sale of our Meridian subsidiary. Prior to its sale, Meridian was managed as part of the Hospital therapeutic area. Beginning in the fourth quarter of 2021, the financial results of Meridian were reflected as discontinued operations. Prior-period financial information has been restated, as appropriate.

(c)
At the beginning of our fiscal fourth quarter of 2021, we reorganized our commercial operations and began to manage our commercial operations through a new global structure consisting of two operating segments, each led by a single manager: Pfizer Biopharmaceuticals Group (Biopharma), our innovative science-based biopharmaceutical business, and Pfizer CentreOne (PC1). PC1, which previously had been managed within the Hospital therapeutic area, includes revenues from our contract manufacturing, including certain Comirnaty-related manufacturing activities performed on behalf of BioNTech ($47 million for the first quarter of 2022), and revenues from our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with former legacy Pfizer businesses/partnerships, including but not limited to, transitional manufacturing and supply agreements with Viatris following the spin-off of the Upjohn Business. We have revised prior-period information to conform to the current management structure.

(d)	Prevnar family include revenues from Prevnar 13/Prevenar 13 (pediatric and adult) and Prevnar 20 (adult).
(e)	Immunoglobulin (Ig) portfolio includes the revenues from Panzyga, Octagam and Cutaquig.
(f)	Biosimilars are highly similar versions of approved and authorized biological medicines and primarily include revenues from Zirabev, Inflectra/Remsima, Ruxience, Retacrit, and Trazimera.
(g)	Total Sterile Injectable Pharmaceuticals represents the total of all branded and generic injectable products in the Hospital therapeutic area, including anti-infective sterile injectable pharmaceuticals.
(h)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(i)	Developed Rest of World region includes the following markets: Japan, Canada, South Korea, Australia and New Zealand.
(j)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Central Europe, Eastern Europe, the Middle East, Africa and Turkey.

*	Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of May 3, 2022. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance; reorganizations; business plans, strategy and prospects; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, clinical trial results and other developing data, revenue contribution, growth, performance, timing of exclusivity and potential benefits; strategic reviews; capital allocation objectives; dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, and our ability to successfully capitalize on these opportunities; manufacturing and product supply; our efforts to respond to COVID-19, including the Pfizer-BioNTech COVID-19 vaccine (Comirnaty) and our oral COVID-19 treatment (Paxlovid); and our expectations regarding the impact of COVID-19 on our business, operations and financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of R&D activities, including, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; and whether and when additional data from our pipeline programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all; regulatory decisions impacting labeling, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to emerging developments regarding potential product impurities; the impact of recommendations by technical or advisory committees; and the timing of pricing approvals and product launches;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could impact marketing approval, product labeling, and/or availability or commercial potential, including uncertainties regarding the commercial or other impact of the results of the Xeljanz ORAL Surveillance (A3921133) study or actions by regulatory authorities based on analysis of ORAL Surveillance or other data, including on other Janus kinase (JAK) inhibitors in our portfolio;
•the success and impact of external business development activities, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which could result in increased leverage and/or a downgrade of our credit ratings; challenges integrating the businesses and operations; disruption to business and operations relationships; risks related to growing revenues for certain acquired products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as the COVID-19 pandemic), including the impact of vaccine mandates where applicable, on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, research and development and clinical trials;
•risks and uncertainties related to our efforts to develop and commercialize a vaccine to help prevent COVID-19 and an oral COVID-19 treatment, as well as challenges related to their manufacturing, supply and distribution, including, among others, uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as risks associated with pre-clinical and clinical data (including the Phase 1/2/3 or Phase 4 data for Comirnaty or any other vaccine candidate in the BNT162 program or Paxlovid or any other future COVID-19 treatment) in any of our studies in pediatrics, adolescents or adults or real world evidence, including the possibility of unfavorable new pre-clinical, clinical or safety data and further analyses of existing pre-clinical, clinical or safety data or further information regarding the quality of pre-clinical, clinical or safety data, including by audit or inspection; the ability to produce comparable clinical or other results for Comirnaty or Paxlovid, including the rate of effectiveness and/or efficacy, safety and tolerability profile observed to date, in additional analyses of the Phase 3 trial for Comirnaty or Paxlovid and additional studies, in real-world data studies or in larger, more diverse populations following commercialization; the ability of Comirnaty or any future vaccine to prevent, or Paxlovid or any other future COVID-19 treatment to be effective against, COVID-19 caused by emerging virus variants; the risk that more widespread use of the vaccine or Paxlovid will lead to new information about efficacy, safety or other developments, including the risk of additional adverse reactions, some of which may be serious; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from the BNT162 mRNA vaccine program, Paxlovid or other programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations; whether regulatory authorities will be satisfied with the design of and results from these and any future pre-clinical and clinical studies; whether and when submissions to request emergency use or conditional marketing authorizations for Comirnaty or any potential future vaccines in additional populations, for a booster dose for Comirnaty or any potential future vaccines (including potential future annual boosters or re-vaccinations), and/or biologics license and/or EUA applications or amendments to any such applications may be filed in particular jurisdictions for Comirnaty or any other potential vaccines, and if obtained, whether or when such EUA or licenses will expire or terminate; whether and when submissions to request emergency use or conditional marketing authorizations for Paxlovid or any other future COVID-19 treatment and/or any drug applications for any indication for Paxlovid or any other future COVID-19 treatment may be filed in any jurisdiction, and if obtained, whether or when such EUA or licenses will expire or terminate; whether and when any application that may be pending or filed for Comirnaty or other vaccines that may result from the BNT162 program, Paxlovid or any other future COVID-19 treatment or any other COVID-19 program may be approved by particular regulatory authorities, which will depend on myriad factors, including making a determination as to whether the vaccine’s or drug’s benefits outweigh its known risks and determination of the vaccine’s or drug’s efficacy and, if approved, whether it will be commercially successful; decisions by regulatory authorities impacting labeling or marketing, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of a vaccine or drug, including development of products or therapies by other companies; disruptions in the relationships between us and our collaboration partners, clinical trial sites or third-party suppliers, including our relationship with BioNTech; the risk that other companies may produce superior or competitive products; the risk that demand for any products may be reduced or no longer exist which may lead to reduced revenues or excess inventory; the possibility that COVID-19 will diminish in severity or prevalence, or disappear entirely; risks related to the availability of raw materials to manufacture or test any such products; challenges related to our vaccine’s formulation, dosing schedule and attendant storage, distribution and administration requirements, including risks related to storage and handling after delivery by Pfizer; the risk that we may not be able to successfully develop other vaccine formulations, booster doses or potential future annual boosters or re-vaccinations or new variant-specific vaccines; the risk that we may not be able to recoup costs associated with our R&D and manufacturing efforts; risks associated with any changes in the way we approach or provide research funding for the BNT162 program, Paxlovid or any other COVID-19 program; challenges and risks associated with the pace of our development programs; the risk that we may not be able to maintain or scale up manufacturing capacity on a timely basis or maintain access to logistics or supply channels commensurate with global demand for our vaccine or any treatment for COVID-19, which would negatively impact our ability to supply the estimated numbers of doses of our vaccine or treatment courses of Paxlovid within the projected time periods; whether and when additional supply or purchase agreements will be reached; the risk that demand for any products maybe reduced or no longer exist; uncertainties regarding the ability to obtain recommendations from vaccine or treatment advisory or technical committees and other public health authorities and uncertainties regarding the commercial impact of any such recommendations; pricing and access challenges for such products; challenges related to public confidence or awareness of our COVID-19 vaccine or Paxlovid, including challenges driven by misinformation, access, concerns about clinical data integrity and prescriber and pharmacy education; trade restrictions; potential third-party royalties or other claims related to our COVID-19 vaccine or Paxlovid; and competitive developments;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;
•any significant issues involving our largest wholesale distributors or government customers, which account for a substantial portion of our revenues;

•the impact of the increased presence of counterfeit medicines or vaccines in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties; and any significant issues related to our JVs and other third-party business arrangements;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, civil unrest or military action;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation or any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access or restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive insurance markets;
•legislation or regulatory action in markets outside of the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as the impact of political or civil unrest or military action, including the ongoing conflict between Russia and Ukraine and the related economic consequences, unstable governments and legal systems and inter-governmental disputes;
•legal defense costs, insurance expenses, settlement costs and contingencies, including those related to actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation;
•governmental laws and regulations affecting our operations, including, without limitation, changes in laws and regulations or their interpretation, including, among others, changes in tax laws and regulations internationally and in the U.S., including, among others, potential adoption of global minimum taxation requirements and potential changes to existing tax law by the current U.S. Presidential administration and Congress;
Risks Related to Intellectual Property, Technology and Security:
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, extortion or integrity compromise resulting from a cyber-attack;
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all; and
•our ability to protect our patents and other intellectual property, such as against claims of invalidity that could result in loss of exclusivity, including challenges faced by our collaboration or licensing partners to the validity of their patent rights, unasserted intellectual property claims and in response to any pressure, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection for or agreeing not to enforce or being restricted from enforcing intellectual property related to our products, including our vaccine to help prevent COVID-19 and our oral COVID-19 treatment.

We cannot guarantee that any forward-looking statement will be realized. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release.